Exhibit 4.21

DATED 25 APRIL 2018

THE COMMISSIONERS OF HER MAJESTY’S TREASURY

and

THE ROYAL BANK OF SCOTLAND GROUP PLC

DEED OF INDEMNITY

THIS DEED is made on 25 April 2018

BETWEEN:

(1)                                THE COMMISSIONERS OF HER MAJESTY’S TREASURY of 1 Horse Guards Road, London SW1A 2HQ (“HMT”); and

(2)                                THE ROYAL BANK OF SCOTLAND GROUP PLC, a public company incorporated in Scotland with registered number 45551 and whose registered office is at 36 St Andrew Square, Edinburgh, Scotland EH2 2YB (“RBS”).

WHEREAS:

(A)                              On 14 December 2009, the European Commission, in its state aid decision in cases N422/2009 and N621/2009 addressed to Her Majesty’s Government of the United Kingdom (the “Government”), approved a series of measures undertaken by HMT in respect of RBS (the “Original State Aid Approvals”).

(B)                              In connection with the Original State Aid Approvals, HMT gave a set of commitments to the European Commission (the “Original Commitments”) and RBS undertook in a State Aid Commitment Deed dated 26 November 2009 (the “Original Deed”) to do all acts and things necessary to ensure that HMT was able to comply with the Original State Aid Approvals.

(C)                              On 23 November 2009 RBS entered into a State Aid Costs Reimbursement Deed with HMT (the “Costs Deed”), and undertook to reimburse HMT for certain fees, costs and expenses relating to, inter alia, the Original State Aid Approvals (as may be supplemented, modified or replaced).

(D)                             On 9 April 2014, the European Commission, in its state aid decision in case number SA.38304 addressed to the Government, approved a further series of measures undertaken by HMT in respect of RBS (the “Revised State Aid Approvals”).

(E)                              In connection with the Revised State Aid Approvals, HMT gave a set of revised commitments to the European Commission (the “Revised Commitments”), which replaced the Original Commitments, and RBS undertook in a State Aid Commitment Deed dated 9 April 2014 (the “Revised Deed”) to do all acts and things necessary to ensure that HMT was able to comply with the Revised State Aid Approvals.

(F)                               On 18 September 2017, the European Commission, in its state aid decision in case number SA.47702 addressed to the Government, approved a set of new commitments given by HMT to replace the Revised Commitments (the “New Commitments”).

(G)                             HMT is bound by the New Commitments and RBS has agreed to do all acts and things necessary to ensure that HMT is able to comply with the New Commitments.

(H)                              RBS and HMT, amongst others, have entered into a framework and state aid deed dated on or about the date of this Deed to replace the Revised Deed (the “Framework and State Aid Deed”).

(I)                                    In connection with the Commitments and its obligations under the Framework and State Aid Deed, RBS has agreed to indemnify HMT on the terms of this Deed.

NOW THIS DEED WITNESSES AS FOLLOWS:

1.                                    DEFINITIONS AND INTERPRETATION

1.1                             Capitalised terms used but not defined in this Deed shall have the respective meanings given to them in the Framework and State Aid Deed.

1.2                             In this Deed, unless otherwise specified:

(A)                              references to clauses and sub-clauses are to clauses and sub-clauses of this Deed;

(B)                              the words “include” and “including” shall be deemed to be followed by the phrase “without limitation”;

(C)                              headings and sub-headings in this Deed are included for ease of reference only and shall not affect the interpretation of this Deed;

(D)                             any reference to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or governmental body or any joint venture, association or partnership (whether or not having separate legal personality);

(E)                              any reference to a statute, statutory provision or rules or regulations made thereunder shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, re-enacted or replaced;

(F)                               the expressions “subsidiary” and “subsidiary undertaking” shall have the meaning given in the Companies Act 2006;

(G)                             any reference to any other document is a reference to that document as amended, varied or supplemented at any time;

(H)                              any reference to a “day” shall mean a period of 24 hours running from midnight to midnight;

(I)                                    the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(J)                                general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.3                             References in this Deed to RBS shall be read as including, where applicable, a reference to any relevant subsidiary of RBS undertaking the relevant activity within the Group and, in this context, any obligation on RBS shall be read as including, where applicable, an obligation on RBS to procure that the relevant subsidiary complies with the relevant obligation.

2.                                    EFFECTIVENESS

All provisions of this Deed shall have full force and effect upon execution and delivery of this Deed by the parties to it.

3.                                    COSTS AND EXPENSES; INDEMNITY

3.1                             Subject to Clauses 3.3 and 4, RBS shall indemnify HMT in respect of all costs and expenses reasonably and properly incurred by HMT in connection with the negotiation, preparation, execution and carrying into effect of this Deed, the Framework and State Aid Deed and each of the other Package Documents, including (but not limited to):

(A)                              the fees of all external legal and other advisers and their disbursements and out-of-pocket expenses, in each case as are reasonably and properly incurred; and

(B)                              any and all reasonable costs in relation to the set-up and ongoing administration of the Independent Body (including, without limitation, employees’ salaries and benefits, directors’ fees, audit fees and/or any reasonable fees payable under third party service agreements),

(i) except to the extent that such costs and expenses are proven to have arisen as a result of the fraud, gross negligence or wilful default of HMT; (ii) except to the extent such costs and expenses constitute amounts of or in respect of Excluded Taxes; (iii) except to the extent such costs and expenses are to be paid out of income, profits or other gains of the Trust Fund in accordance with clause 5.2 of the Framework and State Aid Deed; and (iv) in respect of any and all reasonable costs in relation to the set up and ongoing administration of the Independent Body, only to the extent that such costs and expenses exceed the amount paid by RBS pursuant to clause 5.1 of the Framework and State Aid Deed.

3.2                             Subject to Clauses 3.3 and 4, RBS shall indemnify HMT and its Representatives from and against all loss, payments, costs, expenses or damage which HMT or its Representatives may incur in relation to or arising out of any action, claim or demand that may be brought against HMT or its Representatives under or in connection with this Deed, the Framework and State Aid Deed or any other Package Document by a person (other than a Tax Authority) who is not a party to this Deed or the Framework and State Aid Deed, except to the extent that such action, claim or demand is proven to have arisen as a result of the fraud, gross negligence or wilful default of the person making the claim against RBS.

3.3                             The parties acknowledge and agree that RBS’s obligations and liability pursuant to this Clause 3 shall only relate to:

(A)                              in relation to Clause 3.1, those costs and expenses reasonably and properly incurred; and

(B)                              in relation to Clause 3.2, those actions, claims or demands brought relating to conduct or events occurring,

prior to the date falling six months after the IB Termination Date.

4.                                    LIMITATION OF LIABILITY; COSTS DEED

4.1                             The total aggregate liability of RBS to HMT and its Representatives under Clause 3 shall not in any event exceed ***.

4.2                             HMT acknowledges and agrees that, from the date of this Deed, it shall make no claims for costs and expenses from RBS pursuant to clause 2.2(B) of the Costs Deed in relation to any costs or expenses incurred in connection with the negotiation, preparation, execution and carrying into effect of this Deed, the Framework and State Aid Deed or any other Package Document other than in respect of any costs and expenses of Slaughter and May, N M Rothschild & Sons Limited and PA Consulting Services Limited incurred in connection therewith on or prior to the date of the Framework and State Aid Deed. For the avoidance of doubt, this Clause 4.2 will not prevent HMT from making any claims for costs and expenses from RBS pursuant to clause 2.2(B) of the Costs Deed in relation to any costs or expenses incurred in connection with the Original State Aid Approval, the Original Commitments, the Original Deed, the Revised State Aid Approval, the Revised Commitments or the Revised Deed.

4.3                             HMT may not recover under this Deed, or otherwise, more than once in respect of the same losses, payments, costs, expenses or damages suffered, with the intent that there will be no double counting under this Deed or otherwise.

5.                                    WARRANTIES

RBS represents and warrants to HMT that:

(A)                              RBS has the requisite capacity, power and authority to enter into and perform its obligations under this Deed;

(B)                              this Deed constitutes a legal, valid and binding obligation of RBS, enforceable against it in accordance with its terms; and

(C)                              the execution and delivery of, and the performance by RBS of its obligations under, this Deed will not:

(i)                                    result in a material breach of any provision of its memorandum or articles of association or other constitutional documents; or

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

(ii)                                 result in a material breach of, or constitute a default under, any instrument to which it is a party or by which it is bound.

6.                                    TAX MATTERS

Clause 15 of the Framework and State Aid Deed shall apply in relation to this Deed, with any necessary modifications, as they would apply if any reference therein to the Framework and State Aid Deed were instead a reference to this Deed.

7.                                    ASSIGNMENT

Clause 19 of the Framework and State Aid Deed shall apply in relation to this Deed, with any necessary modifications, as they would apply if any reference therein to the Framework and State Aid Deed were instead a reference to this Deed.

8.                                    REMEDIES

Clause 20 of the Framework and State Aid Deed shall apply in relation to this Deed, with any necessary modifications, as they would apply if any reference therein to the Framework and State Aid Deed were instead a reference to this Deed.

9.                                    INVALIDITY

If any provision of this Deed shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Deed but the legality, validity and enforceability of the remainder of this Deed shall not be affected.

10.                             NOTICES

10.1                      Except as otherwise provided in this Deed, a notice under this Deed shall only be effective if it is in writing. E-mail transmissions are permitted.

10.2                      Notices under this Deed shall be sent to a party to this Deed at its postal address, number or email address and for the attention of the individual set out below:

Party and title	Address	Email address
of individual

RBS	Secretariat	None
RBS
Gogarburn, PO Box 1000,
Edinburgh EH12 1HQ

Attention: Company Secretary

HMT	1 Horse Guards Road	***
London SW1A 2HQ

Attention: Director of the
Financial Stability Group

provided that a party may change its notice details on giving notice to the other party of the change in accordance with this Clause 10. That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

10.3                      Any notice given under this Deed shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)                              if delivered personally, on delivery;

(B)                              if sent by first class post, two clear Business Days after the date of posting; and

(C)                              if sent by email, when despatched.

10.4                      Any notice given under this Deed outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

11.                             CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

11.1                      Clause 3 confers benefits on the Representatives of HMT and Clause 5 confers benefits on Indemnified Persons and, subject to the remaining provisions of this Clause, such clauses are intended to be enforceable by such Representatives and Indemnified Persons, as applicable, by virtue of the Contracts (Rights of Third Parties) Act 1999.

11.2                      Subject to Clause 11.1, the parties to this Deed do not intend that any term of this Deed should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Deed.

11.3                      Notwithstanding the provisions of Clause 11.1, and save in respect of (i) Clause 3 and this Clause 11 which in each case may not be rescinded or varied in a way which would be adverse to the rights of the Representatives of HMT without the prior written consent of the Representatives of HMT; and (ii) Clause 5 and this Clause 11 which in each case may not be rescinded or varied in a way which would be adverse to the rights of the Indemnified Persons without the prior written consent of the Indemnified Persons, this Deed may be rescinded or varied in any way and at any time by the parties to this Deed without the consent of any third party.

12.                             COUNTERPARTS

This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

one counterpart.  Each counterpart shall constitute an original of this Deed, but all the counterparts together shall constitute one and the same instrument.

13.                             VARIATION

Subject to Clause 11, any term of this Deed may be amended, and the observance of any term of this Deed may be waived (either generally or in a particular instance and either retroactively or prospectively), only in writing and signed by or on behalf of each of the parties.

14.                             GOVERNING LAW AND JURISDICTION

14.1                      Any matter, claim or dispute arising out of or in connection with this Deed, whether such matter, claim or dispute is contractual or non-contractual, shall be governed by and determined in accordance with the laws of England.

14.2                      The courts of England have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, arising out of or in connection with this Deed, and for these purposes, the parties irrevocably submit to the jurisdiction of the courts of England.

IN WITNESS WHEREOF this document has been executed and delivered as a deed the day and year first before written.

Executed as a deed for and on behalf of	)
LORD COMMISSIONER OF HER	)
MAJESTY’S TREASURY	)
in the presence of:	)

Witness’s signature:

Name (print):

Occupation:

Address:

Executed as a deed for and on behalf of	)
LORD COMMISSIONER OF HER	)
MAJESTY’S TREASURY	)
in the presence of:	)

Witness’s signature:

Name (print):

Occupation:

Address:

Executed as a deed by	)
THE ROYAL BANK OF SCOTLAND	) By:
GROUP PLC	)	Director
acting by a director and its secretary /	)
two directors	)
) By:
	)	Director / Secretary